Exhibit 10.2
STOCK PLEDGE AGREEMENT
This Stock Pledge Agreement (“Agreement”) dated November _____, 2009 is made and entered into by and between HealthSport, Inc., a Delaware corporation (“Secured Party”) and Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (“Debtor”), with respect to the following facts:
A. This Agreement is being entered into in connection with that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) by and between Debtor and Secured Party, pursuant to which Debtor is purchasing from Secured Party shares of Secured Party’s authorized but unissued common stock.
B. In connection with the Stock Purchase Agreement, Debtor has issued a Promissory Note of even date herewith (the “Note”) as partial payment for the shares of common stock being purchased under the Stock Purchase Agreement.
C. The parties are entering into this Agreement to secure Debtors obligations under the Note, and the Stock Purchase Agreement, all on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound, the parties agree as follows:
Section 1. Pledge of Shares; Escrow. Debtor hereby grants Secured Party a security interest in Fifty Three Million, Three Hundred Thirty Three Thousand, Three Hundred and Thirty Four (53,333,334) of its shares of Common Stock of Secured Party (the “Shares”), together with any and any securities distributed on account of the Shares such as stock dividends or securities arising from stock splits, reorganizations or recapitalizations and all dividends, distributions, redemption payments, liquidation payments, with respect thereto (the “Collateral”). Debtor is concurrently delivering certificates representing the Shares to _____ (the “Escrow Agent”), along with duly executed stock powers in blank and written resignation letters by Debtor’s representatives to Secured Party’s board of directors (the “Escrowed Resignations”), to be held in escrow pursuant to the terms and conditions of this Agreement and that certain escrow agreement dated the date hereof among Debtor, Secured Party and the Escrow Agent (the “Escrow Agreement”).
Section 2. Obligation Secured. The Collateral shall secure payment of the indebtedness and the full and faithful performance of Debtor’s obligations under the Note (the “Secured Obligations”).
Section 3. Release of Shares from the Pledge. The security interest and pledge created by this Agreement shall continue in effect so long as any Secured Obligation is owed to Secured Party. The Shares shall be released from the pledge, and certificates representing the amount of the released Shares shall be delivered from the Escrow Agent to the Debtor, free and clear of any liens or encumbrances imposed by this Agreement, as follows:
a)	3,333,333 shares upon payment of the $500,000 payment under the Note due on November 15, 2009;
b)	2,666,667 shares upon payment of the $400,000 payment under the Note due on December 31, 2010;
c)	11,000,000 shares upon payment of the $1,650,000 payment under the Note due on February 28, 2010;

d)	16,666,667 shares upon payment of the $2,500,000 payment under the Note due on April 30, 2010; and
e)	19,666,667 shares on payment of all remaining amounts due under the Note, at which point the Escrowed Resignations shall be released from the escrow and delivered to Debtor.
Section 4. Representations, Warranties and Agreements. Debtor represents, warrants and agrees that:
a)	Debtor is the owner of the Shares free and clear of all liens, encumbrances, security interests, restrictions on transfer and other restrictions, except this security interest;
b)
Debtor will keep the Shares free and clear of all liens, encumbrances, security interests and restrictions, except this security interest, will defend the Shares against all claims and demands of anyone other than Secured Party, and will not sell or otherwise dispose of the Shares or any interest therein;

c)	Debtor will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Shares; and
d)
Upon possession of the Collateral, control of the Collateral or the filing of appropriate financing statements describing the Collateral which names Secured Party as secured party and Debtor as debtor, Secured Party will have a perfected security interest in the Collateral to secure the Secured Obligations.

Section 5. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under the terms of this Agreement:
e)
Default by Debtor in the payment when due of any amount due under the Note, any installment thereto, or any interest thereon, whether at maturity, by acceleration, or otherwise, after any notice or cure period required under the Note;

f)	Debtor purports to transfer any pledged Shares without the express approval of Secured Party; and
g)	Secured Party, ceases to have a first-priority perfected security interest in the Collateral.
Section 6. Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time while an Event of Default is continuing thereafter, Secured Party will send a copy of the notice of an Event of Default to the Escrow Agent (a “Default Notice”). Upon receipt of the Default Notice the Escrow Agent shall within three calendar days deliver to the Secured Party any Shares, stock powers or other Collateral in Escrow Agent’s possession, as well as the Escrowed Resignations. Thereafter, Secured Party may:
h)
exercise and enforce with respect to the Shares that remain subject to the pledge of this Agreement any or all rights and remedies available upon default to a secured party under the California Uniform Commercial Code (the “UCC”);

i)
offer and sell the Shares that remain subject to the pledge of this Agreement privately to purchasers who will agree to take the Shares for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the Shares, and the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933; or

j)	redeem all or any portion of the Shares that remain subject to the pledge of this Agreement at a price per share equal to the original purchase price per Share under the Stock Purchase Agreement.
If notice to Debtor of any intended disposition of the Shares or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least thirty (30) calendar days prior to the date of intended disposition or other action. Any disposition of the Shares in the manner provided in this Section shall be deemed commercially reasonable. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. Nothing in this Agreement shall abridge Secured Party’s right to exercise or enforce any or all rights or remedies available to Secured party by law or agreement against the Shares.
Section 7. Further Assurances. Debtor agrees that at any time, and from time to time, at its own expense Debtor will promptly execute, deliver and file (or authorize Secured Party to file) or record all further financing statements, instruments and documents, and will take all further actions that may be necessary or desirable, or that Secured Party reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
Section 8. Irrevocable Voting Proxy. Debtor hereby grants Secured Party the proxy and right to vote any of the Shares for all purposes at any special, regular or other meeting of the shareholders or in connection with any action taken by written consent. Secured Party shall exercise its right to vote any Shares that remain subject to the pledge and this Agreement by a vote of its Board of Directors, and shall authorize an officer to execute and deliver any ballot or cast any vote or consent. The proxy granted by this Agreement shall be irrevocable and continue with respect to any Shares so long as they remain subject to the pledge and this Agreement and held by the Escrow Agent.
Section 9. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Debtor for liquidation or reorganization, should Debtor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Debtor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Debtor as a “voidable preference,” “fraudulent conveyance” or otherwise (and whether by litigation, settlement, demand or otherwise), all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 10. Duty of Care. Secured Party’s duty of care with respect to the Shares in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping the Shares or exercises reasonable care in the selection of the bailee or other third person as custodian of the Shares, and Secured Party need not otherwise preserve, protect, insure or care for the Shares. Secured Party is not obligated to preserve any rights Debtor may have against prior parties, to realize on the Shares at all or in any particular manner or order, or to apply any cash proceeds of the Shares in any particular order of application.

Section 11. Limited Recourse Indebtedness. Notwithstanding any other provision of this Agreement, any related agreement or document or any applicable law or provision of the UCC, Secured Party (and its successors and assigns) by acceptance of this Agreement agrees that (i) no action based on an Event of Default under this Agreement other than a foreclosure action under this Agreement shall be brought against Debtor, its principals, members, officers, managers, employees, agents or other affiliates (collectively, the “Nonrecourse Parties”), (ii) in any action to foreclose the Security Interest, the Nonrecourse Parties shall not be liable for any deficiency between the amount due and payable under the Secured Obligations and the proceeds of any foreclosure sale, and (iii) no deficiency or other money judgment (other than a foreclosure judgment) will be sought against one or more Nonrecourse Parties based on an Event of Default under this Agreement. Further, except as expressly stated herein, nothing contained in this Section shall be deemed to release or impair any part of the Secured Obligations or the Security Interest or to limit or otherwise prejudice in any manner the rights of Secured Party to foreclose the Security Interest under this Agreement or to enforce any rights or remedies provided under the Secured Obligations or this Agreement.
Section 12. Miscellaneous.
k)
Entire Agreement. This Agreement, the Note, the Stock Purchase Agreement, and the Escrow Agreement contain the entire agreement between the parties relating to the subject matter herein and therein and supersede all previous oral statements and other writings with respect thereto.

l)	Amendment. This Agreement may not be modified or amended without the prior consent of the parties hereto.
m)
Waiver. No failure or delay on the part of either party in exercising any right hereunder shall operate as a waiver; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other rights. No waiver of any such right or amendment hereof shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder.

n)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
o)	Severability. If any provision hereof shall be held to be void, illegal or unenforceable it shall be deemed severable from the remaining provisions hereof which shall remain in full force and effect.
p)
Notices. Any notice to be given hereunder shall be given (except as otherwise expressly set forth herein) by registered prepaid mail, air courier service or by fax or may be delivered by hand and shall be deemed to have been received, if given by registered prepaid mail, seven days after posting; if given by fax, on receipt of the fax confirmation; and if delivered by hand or by air courier, at the time of such delivery, by the parties at the following addresses:

Debtor:	SMI Manufacturing
2401 West 1st Street,
Tempe, AZ
Attention: Kevin Taheri

Secured Party:	HealthSport, Inc.
6429 Independence Avenue
Woodland Hills, CA 91367
Attention: Chief Financial Officer
Fax: (818) 593-4808

q)	Survival. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement.
r)	Governing Law; Jurisdiction.
THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Agreement. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Agreement to a court that has jurisdiction over the subject matter of such litigation and the parties to this Agreement.
s)
Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Debtor and Secured Party have caused this Agreement to be executed effective as of the date and year first above written.

SUPPLEMENTAL MANUFACTURING AND INGREDIENTS, LLC.
By:
	Name:	Kevin Taheri
	Title:	Chief Executive Officer

HEALTHSPORT, INC.
By:
	Name:	M.E. “Hank” Durschlag
	Title:	Chief Executive Officer
[SIGNATURE PAGE TO STOCK PLEDGE AGREEMENT]